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                                                                      EXHIBIT 21
                                                                      ----------

                         SUBSIDIARIES OF THE REGISTRANT

                                                        Jurisdiction
         Subsidiaries (a)                               of Incorporation
         ------------                                   ----------------


Abercrombie & Fitch Service Corporation (b)             Delaware
Abercrombie & Fitch Stores, Inc. (b)                    Delaware


(a) The names of certain subsidiaries are omitted since such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of February 1, 1997.

(b) Wholly-owned subsidiary of Abercrombie & Fitch Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of the registrant.